Exhibit 23.1

Echon & Co.

Tel: 82-2-783-3404 Fax: 82-2-783-3405 http: / / www.e-chon.co.kr	18th Floor, Mi-Won Bldg., 43 Yeouido-dong, Yeongdeungpo-gu Seoul, Korea(150-733)

Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-166990, Form S-3 No. 333-171109, Form S-3 No. 333-171914, Form S-3 No. 333-174263, Form S-3 No. 333-178247, Form S-8 No. 333-165050, Form S-8 No. 333-171340 and Form S-8 No. 333-177323) of OCZ Technology Group, Inc. of our report dated January 25, 2011, relating to the financial statements of Indilinx Co., Ltd., which report appears in the Current Report on Form 8-K/A of OCZ Technology Group, Inc. filed on June 3, 2011.

/s/ E-chon Accounting Corporation

E-chon Accounting Corporation

Seoul, Korea

January 27, 2012